Exhibit (a)(1)(A)

ULTRAPETROL (BAHAMAS) LIMITED

c/o Manufacturers and Traders Trust Company
25 South Charles Street, 11th Floor
Baltimore, MD 21201
Attention:  Ultrapetrol (Bahamas) Limited Administrator

FUNDAMENTAL CHANGE NOTICE AND
OFFER TO PURCHASE FOR CASH
ANY AND ALL OUTSTANDING
7.25% CONVERTIBLE SENIOR NOTES DUE 2017
CUSIP NO. 90400X AD6 and CUSIP NO. P94398 AC1

Pursuant to the terms and conditions of the Indenture (the "Indenture"), dated as of December 23, 2010, between Ultrapetrol (Bahamas) Limited, a company organized and registered as an International Business Company in the Commonwealth of the Bahamas (the "Company," "we," "us" and "our"), and Manufacturers and Traders Trust Company, as trustee (the "Trustee"), relating to the Company's 7.25% Convertible Senior Notes due 2017 (the "Notes"), each holder of the Notes has the right (the "Repurchase Right") to require the Company to repurchase all or part of such holder's Notes not yet converted upon the occurrence of a Fundamental Change (as defined in the Indenture).

On December 12, 2012, pursuant to an investment agreement with Sparrow Capital Investments, Ltd ("Sparrow"), a subsidiary of Southern Cross Latin America Private Equity Funds III and IV ("Southern Cross"), we sold 110,000,000 shares of newly issued common stock to Sparrow at a purchase price of $2.00 per share (the "Sparrow Investment").  As a result of the successful completion of the transaction with Sparrow, a Fundamental Change (as defined in the Indenture) occurred on December 12, 2012 (the "Fundamental Change Effective Date"), and each holder of the Notes has the Repurchase Right described above.

The Repurchase Right will expire at 5:00 p.m., New York City time, on January 22, 2013 (the "Expiration Date"). Notes tendered for purchase may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on January 22, 2013 (the "Withdrawal Date"). Holders of Notes who validly tender their Notes on or prior to 5:00 p.m. New York City time, on the Expiration Date will receive 100% of the aggregate principal amount of Notes validly tendered and not validly withdrawn, plus accrued and unpaid interest to, but not including the Repurchase Date (as defined herein) (collectively, the "Repurchase Price"). Payment of the Repurchase Price for Notes validly tendered and not validly withdrawn shall be made on January 23, 2013 (the "Repurchase Date").

In addition, the occurrence of a Fundamental Change also gives rise to an adjustment of the Conversion Rate (as defined in the Indenture) under Section 10.07 of the Indenture, which adjustment would be effective beginning on the date of the Fundamental Change and ending on January 22, 2013.  However, pursuant to Section 10.07(e), in no event will the Conversion Rate for the Notes be increased as a result of Section 10.07 of the Indenture to exceed 163.1321 shares of common stock of the Company, par value $0.01 per share ("Common Stock"), per $1,000 principal amount of Notes, subject to adjustment under Section 10.05 of the Indenture.  Because the Conversion Rate currently already is equal to 163.1321 shares of Common Stock per $1,000 principal amount of Notes, no further adjustment to the Conversion Rate will be made as a result of the Fundamental Change.

This Offer to Repurchase constitutes a Fundamental Change Notice pursuant to Section 3.02(a) of the Indenture with respect to the Repurchase Right.

Holders who validly tender all or part of their Notes pursuant to the Repurchase Right may not surrender such Notes for conversion pursuant to the Indenture unless they validly withdraw their Notes on or prior to 5:00 p.m., New York City time, on the Withdrawal Date. Pursuant to the Indenture, Holders may surrender all or part of their Notes for conversion by delivering a Conversion Notice (as defined in the Indenture) to the

Conversion Agent (as defined herein). Any Notes converted into Common Stock shall be converted at a rate of 163.1321 shares of Common Stock per $1,000 principal amount of Notes, as adjusted pursuant to Section 10.05 of the Indenture. Holders who validly tender and do not validly withdraw their Notes pursuant to the Repurchase Right will no longer have conversion rights, unless we fail to purchase and pay for such Notes tendered pursuant to the Repurchase Right.

As of December 21, 2012, and after giving effect to the conversion of all Notes for which Conversion Notices have been received by the Conversion Agent as of such date, there are $80.0 million aggregate principal amount of Notes outstanding. The Trustee has informed us that, as of the date of this Offer to Repurchase (the "Offer to Repurchase"), all custodians and beneficial holders of the Notes hold the Notes through The Depository Trust Company ("DTC") accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes tendered for purchase hereunder must be delivered through the transmittal procedures of DTC.

We have appointed the Trustee as paying agent (the "Paying Agent"), tender agent (the "Tender Agent") and conversion agent (the "Conversion Agent") in connection with the Repurchase Right.

This Offer to Repurchase is being provided pursuant to Article 3 of the Indenture. All capitalized terms used but not specifically defined in this Offer to Repurchase shall have the meanings given to such terms in the Indenture. The Repurchase Right is subject to the terms and conditions of the Indenture, the Notes and this Offer to Repurchase and related notice materials (collectively, as amended or supplemented from time to time, the "Repurchase Right Materials").

You should review this Offer to Repurchase carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to tender your Notes for purchase and, if so, the amount of Notes to tender. None of the Company, its Board of Directors, its employees, the Trustee, the Tender Agent, the Paying Agent or the Conversion Agent are making any representation or recommendation to any holder as to whether or not to tender that holder's Notes.

The Paying Agent, Tender Agent and Conversion Agent is:

MANUFACTURERS AND TRADERS TRUST COMPANY
By Hand or Overnight Delivery:	By Facsimile for Eligible Institutions:	By Registered or Certified Mail:
(410) 244-3725

Manufacturers and Traders Trust Company 25 South Charles Street, 11th Floor Baltimore, MD 21201 Attention: Ultrapetrol Corporate Trust Administrator	To Confirm By Telephone or For Information: (410) 949-3268	Manufacturers and Traders Trust Company 25 South Charles Street, 11th Floor Baltimore, MD 21201 Attention: Ultrapetrol Corporate Trust Administrator

Additional copies of this Offer to Repurchase may be obtained from the Paying Agent at its address set forth above.

The date of this Offer to Repurchase is December 21, 2012

TABLE OF CONTENTS

SUMMARY TERM SHEET			1
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS			6
IMPORTANT INFORMATION CONCERNING THE REPURCHASE RIGHT			7
1.	INFORMATION CONCERNING THE COMPANY		7

	1.1.	The Company	7
	1.2.	The Sparrow Investment	7

2.	DEFINITIONS		7
3.	INFORMATION CONCERNING THE NOTES		7

	3.1.	The Company's Obligation to Purchase the Notes	7
	3.2.	Repurchase Price	7
	3.3.	Conversion Rights of the Notes	8
	3.4.	Market for the Notes and the Company's Common Stock	9
	3.5.	Ranking	9

4.	PROCEDURES TO BE FOLLOWED BY HOLDERS ELECTING TO TENDER NOTES FOR PURCHASE		9

	4.1.	Method of Delivery	9
	4.2.	Agreement to Be Bound	9
	4.3.	Delivery of Notes	11

5.	RIGHT OF WITHDRAWAL		11
6.	PAYMENT FOR TENDERED NOTES; SOURCE AND AMOUNT OF FUNDS		11
7.	CANCELLATION OF NOTES ACQUIRED		12
8.	PLANS OR PROPOSALS OF THE COMPANY		12
9.	INTERESTS OF DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES OF THE COMPANY IN THE NOTES		12
10.	AGREEMENTS INVOLVING THE COMPANY'S SECURITIES		12
11.	PURCHASES OF NOTES BY THE COMPANY AND ITS AFFILIATES		13
12.	CERTAIN UNITED STATES TAX CONSIDERATIONS		13
13.	ADDITIONAL INFORMATION		17
14.	NO SOLICITATIONS		17
15.	CONFLICTS		18

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Repurchase Right. To understand the Repurchase Right fully and for a more complete description of the terms of the Repurchase Right, we urge you to carefully read the remainder of this Offer to Repurchase because the information in this summary is not complete.

Who is offering to repurchase my Notes?

Ultrapetrol (Bahamas) Limited.

Why are you offering to repurchase my Notes?

The Indenture, pursuant to which the Notes were issued, gives you, as a holder of the Notes, the right to require us to repurchase all or part of your Notes upon the occurrence of a Fundamental Change.  As discussed above, a Fundamental Change has occurred as a result of the successful completion of the Sparrow Investment.

What Notes are you obligated to purchase?

We are obligated to purchase all Notes tendered and not validly withdrawn by holders of the Notes. As described in the Indenture, holders tendering less than all of their Notes must tender an aggregate principal amount of $1,000 or any integral multiple thereof. As of December 21, 2012, and after giving effect to the conversion of all notes for which Conversion Notices have been received by the Conversion Agent as of such date, there are $80.0 million aggregate principal amount of Notes outstanding.

How much will you pay and what is the form of payment?

For each $1,000 principal amount of Notes validly tendered pursuant to the Repurchase Right and not validly withdrawn by the Withdrawal Date, we will pay, in cash, a Repurchase Price of $1,000 plus accrued and unpaid interest to, but excluding, the Repurchase Date. We estimate that the Repurchase Price will be approximately $1,001.41 per $1,000 principal amount of Notes. The Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Company's Common Stock.

If I tender my Notes, when will I receive payment for them?

On January 23, 2013, the Repurchase Date, we will accept for payment all Notes validly tendered pursuant to the Repurchase Right and not validly withdrawn by the Withdrawal Date. We will forward to the Paying Agent, prior to 10:00 a.m., New York City time, on the Repurchase Date the appropriate amount of cash required to pay the Repurchase Price for those Notes, and the Paying Agent will promptly distribute the cash to DTC, the sole record holder of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures.

Are my Notes currently convertible?

Yes.  Pursuant to the Indenture, Holders may surrender all or part of their Notes for conversion by delivering a Conversion Notice (as defined in the Indenture) to the Conversion Agent (as defined herein). If you do not tender your Notes pursuant to the Repurchase Right, you retain the conversion rights associated with your Notes pursuant to the Indenture. If you validly tender all or part of your Notes pursuant to the Repurchase Right, you may not surrender such Notes for conversion unless you validly withdraw your Notes prior to 5:00 p.m., New York City time, on the Withdrawal Date. If you validly tender and do not validly withdraw your Notes prior to the Withdrawal Date, you will no longer have conversion rights, unless we fail to purchase and pay for the Notes tendered pursuant to the Repurchase Right.

What is the Conversion Rate if I convert my Notes?

Any Notes converted into Common Stock shall be converted at a rate of 163.1321 shares of Common Stock per $1,000 principal amount of Notes, as adjusted pursuant to Section 10.05 of the Indenture. Pursuant to Section 10.07 of the Indenture, the Conversion Rate (as defined in the Indenture) was not increased as a result of the occurrence of a Make-Whole Fundamental Change (as defined in the Indenture) on the Fundamental Change Effective Date. The last reported sale price of our Common Stock on December 20, 2012 was $1.64.

What is the relationship between the offer to repurchase and the convertibility of the Notes?

The right to participate in the Repurchase Right is a separate right from the right to convert the Notes.  The conversion right is unaffected by the occurrence of the Fundamental Change on the Fundamental Change Effective Date.

If you validly tender all or part of your Notes pursuant to the Repurchase Right, you may not surrender such Notes for conversion unless you validly withdraw your Notes prior to 5:00 p.m., New York City time, on the Withdrawal Date. If you validly tender and do not validly withdraw your Notes prior to the Withdrawal Date, you will no longer have conversion rights, unless we fail to purchase and pay for the Notes tendered pursuant to the Repurchase Right. If you have exercised your conversion right and converted your Notes, you may not tender your converted Notes under the Repurchase Right. If you do not tender your Notes pursuant to the Repurchase Right, your conversion rights will not be affected.

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes; however, the Notes are currently traded over-the-counter or through the PORTAL Alliance trading system ("PORTAL"). To the extent that the Notes are traded, prices for the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results, the trading price of the Common Stock and the market for similar securities. In addition, prices and trading volumes in the over-the-counter market are not reported and can be difficult to monitor. We urge you to obtain current market information for the Notes, to the extent available, prior to making any decision with respect to the Repurchase Right.

What do the Board of Directors of the Company and the Trustee think of the Repurchase Right?

Neither our Board of Directors nor the Trustee has made any recommendation as to whether or not you should tender your Notes for purchase pursuant to the Repurchase Right. You must make your own decision whether to tender your Notes for purchase pursuant to the Repurchase Right and, if so, the amount of Notes to tender. The Repurchase Right and our offer to repurchase Notes pursuant thereto as described in this Offer to Repurchase is based solely on the requirements of the Indenture and the Notes.

When does the Repurchase Right expire?

The Repurchase Right expires at 5:00 p.m., New York City time, on the Expiration Date, which is January 22, 2013. We will not extend the period you have to accept the Repurchase Right unless required to do so by the United States federal securities laws.

What are the conditions to your repurchase of the Notes?

Our purchase of Notes validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful and the satisfaction of the procedural requirements described in this Offer to Repurchase.

How do I tender my Notes?

To tender your Notes for purchase pursuant to the Repurchase Right, you must tender the Notes through the transmittal procedures of DTC on or after the date of this Offer to Repurchase, but no later than 5:00 p.m., New York City time, on the Expiration Date.

●
If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact that nominee if you decide to tender your Notes and instruct that nominee to tender the Notes on your behalf through the transmittal procedures of DTC.

●
If you are a DTC participant, you should tender your Notes electronically through DTC's Automated Tender Offer Program, subject to the terms and procedures of that system, or pursuant to the instructions set forth in the Letter of Transmittal.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

By tendering your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Repurchase Right set forth in this Offer to Repurchase.

Until what time can I withdraw previously tendered Notes?

You can withdraw Notes previously tendered for purchase at any time before 5:00 p.m., New York City time, on January 22, 2013, the Withdrawal Date.

How do I withdraw previously tendered Notes?

To withdraw previously tendered Notes, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 5:00 p.m., New York City time, on the Withdrawal Date.

You bear the risk of untimely withdrawal of previously tendered Notes. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Withdrawal Date.

If I want to convert my Notes, what should I do?

If you want to convert your Notes, you must (i) cause to be completed the appropriate instruction form for conversion pursuant to DTC's book-entry conversion program, (ii) cause to be delivered by book-entry delivery an interest in the aggregate principal amount and corresponding principal amount represented thereby to be converted of such Notes, (iii) furnish appropriate endorsements and transfer documents if required by the Company, the Trustee or the Conversion Agent and (iv) pay any funds if required pursuant to Section 10.02(d) or 10.02(e) of the Indenture. Any other applicable procedures of DTC for converting a beneficial interest in the Notes shall apply. Please direct any questions or requests for assistance in connection with the tender of Notes for conversion to the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Offer to Repurchase.

Do I need to do anything if I do not wish to tender my Notes for purchase?

No. If you do not tender your Notes before 5:00 p.m., New York City time, on the Expiration Date, we will not repurchase your Notes and your Notes will remain outstanding and continue to be subject to the existing terms of the Indenture and the Notes.

If I choose to tender my Notes for purchase, do I have to tender all of my Notes?

No. You may tender all of your Notes, a portion of your Notes or none of your Notes for purchase. If you wish to tender a portion of your Notes for purchase, however, you must tender your Notes in an aggregate principal amount of $1,000 or any integral multiple thereof.

If I choose to tender my Notes for purchase, when will interest cease to accrue on them?

Unless we default in making payment of the Repurchase Price on any Notes validly tendered for purchase and not validly withdrawn, interest on those Notes will cease to accrue as of the close of business on the Repurchase Date.

How does the offer to repurchase Notes affect the payment of interest on the Notes?

Notes validly tendered for purchase and not validly withdrawn pursuant to the Repurchase Right will be purchased by us on the Repurchase Date and holders of such Notes will receive interest payments pursuant to the Indenture up to the Repurchase Date, including on January 15, 2013 to holders of Notes as of the close of business on January 1, 2013, pursuant to Section 2.04(ii) of the Indenture.  If you validly tender and do not validly withdraw your Notes prior to the Withdrawal Date, you will no longer have a right to receive interest payments on the Notes subsequent to the Repurchase Date, unless we fail to purchase and pay for the Notes tendered pursuant to the Repurchase Right. If you do not tender your Notes for purchase, your right to receive interest payments under the Indenture will be unaffected.

If I do not tender my Notes for purchase, will I have the right to require the Company to repurchase my Notes in the future?

Yes. If a Fundamental Change not described in this Offer to Repurchase occurs in the future with respect to the Company, you will have the right, at your option, to require us to repurchase your Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to but excluding the repurchase date in connection with such Fundamental Change. In addition, you will have the right to require us to repurchase your Notes if any other event that would trigger a repurchase right under the Indenture occurs.

If I do not tender my Notes for purchase, will it affect my conversion rights?

No. If you do not tender your Notes for purchase, your conversion rights will not be affected by the Repurchase Right.

If I do not tender my Notes for purchase and do not convert my Notes, will my Notes still accrue interest?

Yes. If you do not tender your Notes for purchase and you do not convert your Notes, your Notes will continue to accrue interest in accordance with the terms of the Indenture.

Do I have to pay a commission if I tender my Notes for purchase?

You will not be required to pay any commission to us, DTC, the Tender Agent or the Paying Agent in connection with the Repurchase Right. However, there may be commissions you need to pay to your broker in connection with your tender of the Notes for purchase.

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I tender my Notes for purchase pursuant to the Repurchase Right?

The receipt of cash in exchange for Notes pursuant to exercise of the Repurchase Right will be a taxable transaction for U.S. federal income tax purposes, resulting in taxable gain or loss to you. Such gain or loss will generally be capital gain or loss, provided that you hold your Notes as capital assets. You should consult with your tax advisor regarding the specific tax consequences to you.

Who is the Tender Agent and the Paying Agent?

Manufacturers and Traders Trust Company, the Trustee under the Indenture, is serving as Tender Agent and Paying Agent in connection with the Repurchase Right and may be contacted at the address and telephone number set forth on the cover of this Offer to Repurchase.

Who is the Conversion Agent?

Manufacturers and Traders Trust Company, the Trustee under the Indenture, is serving as Conversion Agent and may be contacted at the address and telephone number set forth on the cover of this Offer to Repurchase.

Whom can I talk to if I have questions about the Repurchase Right?

Questions and requests for assistance in connection with the tender of Notes for purchase pursuant to the Repurchase Right may be directed to the Tender Agent at the address and telephone and facsimile numbers set forth on the cover of this Offer to Repurchase.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Repurchase contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. Forward-looking statements represent our management's judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "target," "seek," "project," "could," "plan," "expect," "anticipate," "estimate," "believe," "predict," "intend," "potential," or "continue" or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently. All statements, other than statements of historical fact, included in and incorporated by reference into this Offer to Repurchase regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements.

You should read these forward-looking statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other "forward-looking" information.

In addition, the statements in this Offer to Repurchase are made as of December 21, 2012. Subsequent events or developments may cause our views to change. We undertake no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.

These forward-looking statements should not be relied upon as representing our views as of any date subsequent to December 21, 2012.

Notwithstanding anything in this Offer to Repurchase or any document incorporated by reference into this Offer to Repurchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

IMPORTANT INFORMATION CONCERNING THE REPURCHASE RIGHT

1. Information Concerning the Company .

1.1.	The Company

The Company is an industrial transportation company serving the marine transportation needs of its clients in the markets on which it focuses. It serves the shipping markets for containers, grain and soya bean products, forest products, minerals, crude oil, petroleum, and refined petroleum products, as well as the offshore oil platform supply market with its extensive and diverse fleet of vessels. These include river barges and pushboats, platform supply vessels, tankers and two container feeder vessels. More information on the Company can be found at www.ultrapetrol.net.

The Company is organized and registered as an International Business Company in the Commonwealth of the Bahamas. The Company's principal executive offices are located at H & J Corporate Services Ltd., Ocean Centre, Montagu Foreshore, East Bay St., Nassau, Bahamas, P.O. Box SS-19084. The Company's telephone number at such address is (242) 364-4755.

1.2.	The Sparrow Investment

On December 12, 2012, pursuant to an investment agreement with Sparrow Capital Investments, Ltd, or Sparrow, a subsidiary of Southern Cross Latin America Private Equity Funds III and IV, we sold 110,000,000 shares of newly issued common stock to Sparrow at a purchase price of $2.00 per share, or the "Sparrow Investment".  As a result of the successful completion of the transaction with Sparrow, a Fundamental Change (as defined in the Indenture) occurred on December 12, 2012, the "Fundamental Change Effective Date", and each holder of the Notes has the Repurchase Right described above.

2. Definitions. All capitalized terms used but not specifically defined in this Offer to Repurchase shall have the meanings given to such terms in the Indenture.

3. Information Concerning the Notes. The Notes were issued under the Indenture and mature on January 15, 2017. As of December 21, 2012, and after giving effect to the conversion of all Notes for which Conversion Notices have been received by the Conversion Agent as of such date, there are $80.0 million aggregate principal amount of Notes outstanding. The next Interest Payment Date (as defined in the Indenture) is January 15, 2013, to holders of Notes as of the close of business on January 1, 2013. We have appointed the Trustee as Paying Agent and Conversion Agent in connection with the Notes.

3.1. The Company's Obligation to Purchase the Notes. Pursuant to the terms of the Notes and the Indenture, upon the occurrence of a Fundamental Change, we are obligated to purchase all Notes validly tendered for purchase by holders, at their option, and not validly withdrawn at a purchase price equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest to, but excluding, the Repurchase Date.

The Repurchase Right will expire at 5:00 p.m., New York City time, on January 22, 2013. We will not extend the period that holders have to accept the Repurchase Right unless required to do so by the United States federal securities laws. Our purchase of Notes validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful and the satisfaction of the procedural requirements described in this Offer to Repurchase.

3.2. Repurchase Price. Pursuant to the terms of the Indenture and the Notes, the repurchase price to be paid by us for each $1,000 principal amount of the Notes on the Repurchase Date is 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the Repurchase Date, with respect to any and all Notes validly tendered for purchase and not validly withdrawn prior to 5:00 p.m., New York City time, on the

Expiration Date. We estimate that the Repurchase Price will be approximately $1,001.41 per $1,000 principal amount of Notes. We will pay the Repurchase Price in cash with respect to any and all Notes validly tendered for purchase and not validly withdrawn. Notes tendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. Unless we default in making payment of the Repurchase Price on any Notes validly tendered for purchase and not validly withdrawn, interest on those Notes will cease to accrue as of the end of the day immediately preceding the Repurchase Date.

The Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Company's Common Stock. Thus, the Repurchase Price may be significantly higher or lower than the market price of the Notes on the Repurchase Date. We urge holders of Notes to obtain the best available information as to the current market prices of the Notes and the Company's Common Stock before making a decision whether to tender Notes for purchase.

None of the Company, its Board of Directors, its employees, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to holders as to whether or not to tender Notes for purchase pursuant to this Offer to Repurchase. Each holder must make its own decision whether or not to tender Notes for purchase and, if so, the principal amount of Notes to tender based on that holder's own assessment of the current market value of the Notes, the Company's Common Stock and other relevant factors.

3.3. Conversion Rights of the Notes. Pursuant to the Indenture, Holders may surrender all or part of their Notes for conversion by delivering a Conversion Notice to the Conversion Agent.

In order to exercise your conversion right, the beneficial owner must (i) cause to be completed the appropriate instruction form for conversion pursuant to the book-entry conversion program of DTC, (ii) cause to be delivered by book-entry delivery an interest in the aggregate principal amount and corresponding principal amount represented thereby to be converted of such Note, (iii) furnish appropriate endorsements and transfer documents if required by the Company, the Trustee or the Conversion Agent and (iv) pay any funds pay any funds if required pursuant to Section 10.02(d) or 10.02(e) of the Indenture. Any other applicable procedures of DTC for converting a beneficial interest in the Notes shall apply.

For more information regarding the conversion rights with respect to the Notes, or any of the other terms and conditions of the Notes, please see the Indenture filed by the Company as Exhibit 4.7 to the Annual Report on Form 20-F for the year ended December 31, 2011.

Holders that do not tender their Notes for purchase pursuant to the Repurchase Right retain the conversion rights associated with their Notes pursuant to the Indenture. Holders who validly tender all or part of their Notes pursuant to the Repurchase Right may not surrender such Notes for conversion unless they validly withdraw their Notes on or prior to 5:00 p.m., New York City time, on the Withdrawal Date, as described in Section 5 below. Holders who validly tender and do not validly withdraw their Notes prior to the Withdrawal Date will no longer have conversion rights, unless we fail to purchase and pay for such Notes tendered pursuant to the Repurchase Right.

Any Notes converted into Common Stock shall be converted at a conversion rate of 163.1321 shares of Common Stock per $1,000 principal amount of Notes, as adjusted pursuant to Section 10.05 of the Indenture. Under Section 10.07 of the Indenture, the occurrence of a Fundamental Change gives rise to an adjustment of the Conversion Rate, which adjustment would be effective beginning on the date of the Fundamental Change and ending on January 22, 2013.  However, pursuant to Section 10.07(e), in no event will the Conversion Rate for the Notes be increased as a result of Section 10.07 of the Indenture to exceed 163.1321 shares of common stock of the Company, par value $0.01 per share ("Common Stock"), per $1,000 principal amount of Notes, subject to adjustment under Section 10.05 of the Indenture.  Because the Conversion Rate currently already is equal to 163.1321 shares of Common Stock per $1,000 principal amount of Notes, no further adjustment to the Conversion Rate will be made as a result of the Fundamental Change.

The last reported sale price of our Common Stock on December 20, 2012 was $1.64.

3.4. Market for the Notes and the Company's Common Stock. There is no established reporting system or trading market for trading in the Notes; however, the Notes are currently traded over-the-counter or on PORTAL. To the extent that the Notes are traded, prices for the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results, the trading price of the Company's Common Stock and the market for similar securities. In addition, prices and volumes in the over-the-counter market are not reported and can be difficult to monitor.

Following the expiration of the Repurchase Right, we expect that Notes not purchased pursuant to the Repurchase Right will continue to be traded on PORTAL and over-the-counter; however, the trading market for the Notes that remain outstanding may be even more limited. We cannot assure you that a trading market will exist for the Notes following the Repurchase Date. The extent of the market for the Notes following the Repurchase Date will depend upon, among other things, the remaining outstanding principal amount of the Notes, the number of holders of Notes remaining and the interest on the part of securities firms in maintaining a market in the Notes.

The Trustee has informed us that, as of the date of this Offer to Repurchase, all of the Notes are held in global form through DTC. As of December 21, 2012, and after giving effect to the conversion of all Notes for which Conversion Notices have been received by the Conversion Agent as of such date, there are $80.0 million aggregate principal amount of Notes outstanding and DTC was the sole record holder of the Notes.

We urge you to obtain current market information for the Notes, to the extent available, and the Company's Common Stock before making any decision with respect to the Repurchase Right.

3.5. Ranking. The Notes are our direct senior, unsecured obligations and rank equal in right of payment to all of our existing and future senior, unsecured indebtedness. The Notes are effectively subordinated to all of our existing and future secured indebtedness (to the extent of the value of the assets securing that indebtedness). Creditors of each of our subsidiaries, including trade creditors, generally have priority with respect to the assets and earnings of each subsidiary over the claims of our creditors, including holders of the Notes. The Notes, therefore, effectively are subordinated to the claims of creditors, including trade creditors, of our subsidiaries.

4. Procedures to Be Followed by Holders Electing to Tender Notes for Purchase. In order to receive the Repurchase Price for their Notes, holders must tender their Notes on or after the date of this Offer to Repurchase, but no later than 5:00 p.m., New York City time, on the Expiration Date. Holders may tender some or all of their Notes; however, any Notes tendered must be in an aggregate principal amount of $1,000 or an integral multiple thereof.

Only registered holders are authorized to tender their Notes for purchase. The Trustee has informed us that, as of the date of this Offer to Repurchase, DTC is the sole registered holder of the Notes and all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form.

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with the Repurchase Right. However, there may be commissions you need to pay to your broker in connection with your tender of the Notes for purchase.

Notes that are not validly tendered pursuant to the Repurchase Right on or before 5:00 p.m., New York City time, on the Expiration Date will remain outstanding at the option of the holder and will continue to be subject to the existing terms of the Indenture and the Notes.

4.1. Method of Delivery. Since DTC is the sole registered holder of the Notes, all Notes tendered for purchase must be delivered through DTC's Automatic Tenders over the Participant Terminal System ("ATOP"). Any tender of Notes is at the risk of the person tendering those Notes.

4.2. Agreement to Be Bound. By tendering Notes through the transmittal procedures of DTC, a holder acknowledges and agrees as follows:

●	pursuant to the Repurchase Right, such Notes shall be purchased as of the Repurchase Date pursuant to the terms and conditions specified in the Notes and in the Indenture;

●	such holder has received this Offer to Repurchase;

•	such holder agrees to all of the terms of this Offer to Repurchase;

●
upon the terms and subject to the conditions set forth in this Offer to Repurchase, the Indenture and the Notes, and effective upon the acceptance for payment thereof, such holder (i) irrevocably sells, assigns and transfers to us, all right, title and interest in and to all of the Notes tendered, (ii) waives any and all rights with respect to the Notes (including without limitation any existing or past defaults and their consequences), (iii) releases and discharges us and our directors, officers, employees and affiliates from any and all claims such holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such holder is entitled to receive additional principal or interest payments with respect to the Notes and (iv) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such holder with respect to any such tendered Notes, with full power of substitution and re-substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from us, except as agent for us, for the Repurchase Price of any tendered Notes that are purchased by us), all in accordance with the terms set forth in this Offer to Repurchase;

●
such holder represents and warrants that such holder (i) owns the Notes tendered and is entitled to tender such Notes and (ii) has full power and authority to tender, sell, assign and transfer the Notes tendered and that when such Notes are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

●
such holder agrees, upon request from us, to execute and deliver any additional documents deemed by the Paying Agent or us to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered;

●
such holder understands that all Notes validly tendered for purchase and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be purchased at the Repurchase Price, in cash, subject to the terms and conditions of the Indenture, the Notes and this Offer to Repurchase, as amended and supplemented from time to time on the Repurchase Date;

●
payment for Notes purchased pursuant to the Offer to Repurchase will be made by deposit of the Repurchase Price for such Notes with the Paying Agent, which will act as agent for tendering holders for the purpose of receiving payments from us and transmitting such payments to such holders;

●
tenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Offer to Repurchase at any time prior to 5:00 p.m., New York City time, on the Withdrawal Date by written notice of withdrawal delivered pursuant to the procedures set forth in this Offer to Repurchase;

●
all authority conferred or agreed to be conferred pursuant to the terms hereof shall survive the death or incapacity of the holder and every obligation of the holder and shall be binding upon the holder's heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

●
the delivery and tender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to us; and

●
all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Notes pursuant to the procedures described in this Offer to Repurchase and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us, in our sole direction, which determination shall be final and binding on all parties.

4.3.	Delivery of Notes.

Notes Held Through a Custodian. A holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact that nominee if the holder desires to tender the holder's Notes and instruct that nominee to tender the Notes for purchase on the holder's behalf through the transmittal procedures of DTC as set forth below in "— Notes Held by DTC Participants."

Notes Held by DTC Participants. A holder who is a DTC participant must tender that holder's Notes by:

●	delivering to the Paying Agent's account at DTC through DTC's book-entry system such holder's beneficial interest in the Notes; and

●	electronically transmitting such holder's acceptance through ATOP, subject to the terms and procedures of that system.

In tendering through ATOP, the electronic instructions sent to DTC by the holder or by a broker, dealer, commercial bank, trust company or other nominee on the holder's behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the holder, receipt by the holder of and agreement to be bound by the terms of the Repurchase Right, including those set forth in Section 4.2 above.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

5. Right of Withdrawal. Notes tendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Withdrawal Date. Notes so withdrawn may be re-tendered by following the tender procedures described in Section 4 above.

In order to withdraw Notes on or prior to the Withdrawal Date, a holder (or the holder's broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Withdrawal Date.

Notes tendered for purchase pursuant to the Repurchase Right may not be converted unless such Notes are first withdrawn on or prior to the Withdrawal Date.

You bear the risk of untimely withdrawal of previously tendered Notes. If you wish to withdraw your Notes on or prior to the Withdrawal Date, you must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Withdrawal Date.

6. Payment for Tendered Notes; Source and Amount of Funds. We will forward to the Paying Agent, prior to 10:00 a.m., New York City time, on the Repurchase Date the appropriate amount of cash required to pay the Repurchase Price for all Notes validly tendered for purchase and not validly withdrawn, and the Paying Agent will promptly thereafter distribute that cash to DTC, the sole record holder of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures.

The total amount of funds required by us to purchase the Notes is approximately $80,112,800 (assuming all of the Notes are validly tendered for purchase and not validly withdrawn). We expect to fund our purchase of the Notes from available cash on hand.

7. Cancellation of Notes Acquired. Any Notes purchased by us pursuant to the Repurchase Right will be cancelled by the Trustee, pursuant to the terms of the Indenture.

8. Plans or Proposals of the Company.

Except as otherwise disclosed in this Offer to Repurchase, the Company currently has no plans, proposals, or negotiations underway that relate to or would result in:

●	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

●	any purchase, sale or transfer of an amount of the Company's assets or any of its subsidiaries' assets which is material to the Company and its subsidiaries, taken as a whole;

●
any change in the Company's present board of directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the board (except that the Company may fill vacancies arising on the board in the future) or to change any material term of the employment contract of any executive officer;

●	any material change in the Company's present dividend rate or policy, the Company's indebtedness or capitalization, the Company's corporate structure or the Company's business;

●	the acquisition or disposition by any person of the Company's securities; or

●	any changes in the Company's charter or by-laws that could impede the acquisition of control of the Company.

9. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Except as otherwise disclosed below, to the knowledge of the Company:

●	none of us or our executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;

●	we will not purchase any Notes from such persons; and

●	during the 60 days preceding the date of this Offer to Repurchase, none of such officers, directors or affiliates has engaged in any transactions in the Notes.

10. Agreements Involving the Company's Securities.

On December 12, 2012, we entered into an investment agreement with Sparrow Capital Investments, Ltd, or Sparrow, a subsidiary of Southern Cross Latin America Private Equity Funds III and IV, or Southern Cross, pursuant to which we sold 110,000,000 shares of newly issued common stock to Sparrow at a purchase price of $2.00 per share, or the Sparrow Investment.  In connection with the investment agreement, the Company (1) made certain amendments to its Articles and Memorandum of Association at the time of closing, and (2) entered into a registration rights agreement for the shares purchased by Sparrow and shares currently owned by Inversiones Los Avellanos S.A. ("Los Avellanos") and Hazels (Bahamas) Investments Inc. ("Hazels"), two existing shareholders of the Company.

In addition, in connection with the Sparrow Investment, Sparrow entered into a Shareholders' Agreement with Los Avellanos and Hazels (the "Shareholders' Agreement") regarding, among other things, the governance of the Company and the transfer of shares of Common Stock held by the parties, and including the following provisions:

●
For an initial period of six months after the closing of the Sparrow Investment, subject to extension, Los Avellanos and Hazels will together have the right to appoint four directors to the Company's board, and Sparrow will have the right to appoint two directors to the Company's board.

●
Subsequent to the termination of this initial period, Los Avellanos and Hazels will together have the right to appoint two directors to the Company's board, and Sparrow will have the right to appoint four directors to the Company's board.

●	A seventh, "Independent Director" will be jointly agreed by the parties.

●	The Shareholders' Agreement includes corporate governance provisions that require six directors to approve certain actions by the Company, including (subject in each case to certain exceptions):

●	the merger or consolidation of the Company;

●	the issuance of equity securities of the Company;

●	the removal of certain executive officers, including the Chief Executive Officer and Executive Vice President, and the appointment of replacements;

●	material changes to the Strategic Plan of the Company and the annual update of the Business Plan of the Company;

●	the purchase of assets or the incurrence of debt, in either case, in excess of $25 million;

●	the amendment of the Company's Memorandum and Articles of Association, if such amendment conflicts with the terms of the Shareholders' Agreement;

●	the declaration or payment of dividends with respect to the Common Stock that deviate from an agreed upon policy; and

●	certain other matters.

●
Los Avellanos and Hazels agree to vote their shares of Common Stock in the same manner as Sparrow, except for any matter that requires, but does not obtain, the approval of six directors of the Company, as required by the Shareholders' Agreement.

●
Los Avellanos and Hazels on the one hand and Sparrow on the other hand will have a right of first offer on the shares of Common Stock held by the other party along with customary "tag-along" rights. Sparrow will also have certain "drag-along" rights with respect to the shares of Common Stock held by Los Avellanos and Hazels. These drag-along rights take effect beginning four years after the Closing Date and only if Sparrow fails to achieve certain investment returns.

Except as described above and in this Offer to Repurchase, including in the documents incorporated by reference herein, none of the Company, or to its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Repurchase Right or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11. Purchases of Notes by the Company and its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than pursuant to the Repurchase Right until at least the tenth business day after the Repurchase Date. Following that date, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at purchase prices higher or lower than the Repurchase Price and on other terms and for forms of consideration that may be different from those of the Repurchase Right. A decision to purchase Notes after the Repurchase Date, if any, will depend upon many factors, including the amount of Notes tendered for purchase pursuant to the Repurchase Right, the market price of the Notes, the market price of the Company's Common Stock, the business and financial position of the Company and general economic and market conditions.

12. Certain United States Tax Considerations. The following discussion summarizes certain United States federal income tax considerations that may be relevant to a holder of Notes if the holder exercises the Repurchase Right or converts the Notes into Common Stock. This summary is based on the United States Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder by the United State Department of the Treasury (the "Treasury Regulations"), Internal Revenue Service ("IRS") rulings and pronouncements and the decisions of the United States Tax Court and other United States federal courts, all as in effect as of the date of this Offer to Repurchase. All of these laws and authorities are subject to change, possibly with retroactive effect.

This discussion deals only with holders of Notes who are beneficial owners of the Notes and who hold the Notes as capital assets. This discussion does to address the United States federal income tax consequences to all holders of Notes, some of whom may be subject to special United States federal income tax rules, such as:

●	dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	banks or other financial institutions;

●	regulated investment companies;

●	real estate investment trusts;

●	insurance companies;

●	tax-exempt organizations;

●	persons that owns the Notes as part of a hedging transaction;

●	partnerships and other pass-through entities;

●	persons that own the Notes as part of a straddle, conversion transaction or constructive sale for United States federal income tax purposes;

●	United States Holders (as defined below) whose functional currency for United States federal income tax purposes is not the United States dollar; and

●	expatriates and former long-term residents of the United States.

In the case of a partner in a partnership that holds the Notes, the United States federal income tax consequences to partner of the partnership exercising the Repurchase Right or converting the Notes into Common Stock will depend on the activities of the partnership and the status of the partner.  Partners of partnerships holding the Notes are encouraged to consult their tax advisors regarding the United States federal income tax consequences of the exercise of the Repurchase Right or the conversion of Notes into Common Stock.

Furthermore, this discussion does not describe all of the tax considerations that may be relevant to a holder. All holders should consult their own tax advisors regarding the United States federal income tax consequences of exercising the Repurchase Right or converting the Notes into Common Stock, as well as any tax consequences arising under any state, local or foreign tax laws.

United States Holders

This discussion describes the United States federal income tax consequences to a United States Holder. A United States Holder means a beneficial owner of the Notes that for United States federal income tax purposes is:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or any entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof;

●	an estate if its income is subject to United States federal income taxation regardless of its source; or

●
a trust if it has validly elected to be treated as a United States person for United States federal income tax purposes or a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This discussion does not apply to Non-United States Holders (as defined below).

Exercise of the Repurchase Right

Generally, a United States Holder will recognize gain or loss upon the exercise of the Repurchase Right. The United States Holder's gain or loss will equal the difference between (i) the amount of cash received (except to the extent such amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income, or is attributable to accrued interest that was previously included in income, which amount may be received without tax) and (ii) the United States Holder's adjusted tax basis in the Notes tendered.

The United States Holder's adjusted tax basis in the Notes will generally equal the original purchase price paid for the Notes, increased by the amounts of any market discount previously included in income with respect to such Notes and reduced by any amounts previously deducted with respect to amortizable bond premium with respect to such Notes.

Subject to the market discount rules discussed below, such gain or loss will generally be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the United States Holder held the Notes for more than one year at the time of the sale of the Notes pursuant to the Repurchase Right. Long-term capital gains of non-corporate United States Holders currently are taxed at a maximum 15% (20% after December 31, 2012) United States federal income tax rate. The deductibility of capital losses is subject to limitations.  Such gain or loss will generally be treated as gain or loss from sources within the United States for United States foreign tax credit limitation purposes.

A United States Holder who acquired the Notes at a market discount generally will be required to treat any gain recognized upon the sale of its Notes pursuant to the Repurchase Right as ordinary income, rather than capital gain, to the extent of the accrued market discount, unless the United States Holder elected to include market discount in income as it accrued. Subject to a de minimis exception, "market discount" generally equals the excess of the "stated redemption price" of the Notes at maturity over the United States Holder's initial tax basis in the Notes.

Conversion of the Notes Into Common Stock

A United States Holder generally will not recognize any income, gain or loss upon conversion of Notes into Common Stock except with respect to cash received in lieu of a fractional share of Common Stock. A United States Holder's tax basis in the Common Stock received on conversion of Notes will be equal to such United States Holder's adjusted tax basis in the Notes at the time of conversion, reduced by any tax basis allocable to a fractional share interest, and the holding period for the Common Stock received on conversion will generally include the holding period of the Notes converted. However, to the extent that any Common Stock received upon conversion is considered attributable to accrued interest not previously included in income by the United States Holder, it will be taxable as ordinary income. A United States Holder's tax basis in shares of Common Stock considered attributable to accrued interest generally will equal the amount of such accrued interest included in income, and the holding period for such shares will begin on the date of conversion.

Cash received in lieu of a fractional share of Common Stock upon conversion will be treated as a payment in exchange for the fractional share of Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of Common Stock generally will result in capital gain or loss, measured by the difference between the cash received for the fractional share and the United States Holder's adjusted tax basis in the fractional share, and will be taxable as described above under "Exercise of the Repurchase Right."

Non-United States Holders

This discussion describes the United States federal income tax consequences of the exercise of the Repurchase Right and the conversion of the Notes into Common Stock to a non-United States Holder. A non-United States Holder means a beneficial owner of the Notes (other than a partnership or an entity treated as a partnership for U.S. federal income tax purposes) that is not a United States Holder. This section does not apply to United States holders.

In general, gain realized by a Non-United States Holder on the exercise of the Repurchase Right, including gain attributable to accrued but unpaid interest, or upon conversion of the Notes into Common Stock will not be subject to United States federal income or withholding tax, unless:

●    such gain or income is effectively connected with a trade or business conducted by such Non-United States Holder in the United States (or, in the case of an applicable United States income tax treaty, is attributable to the Non-United States Holder's permanent establishment in the United States);

●    such Non-United States Holder is a nonresident alien individual who is present in the United States for more than 182 days in the taxable year of the exercise of the Repurchase Right or the conversion of the Notes into Common stock and certain other requirements are met; or

●    the certification described below under "Information Reporting and Backup Withholding" has not been fulfilled with respect to such Non-United States Holder.

Except as may otherwise be provided in an applicable United States income tax treaty, a Non-United States Holder will generally be subject to United States federal income tax in the same manner as a United States Holder with respect to any gain or income from the exercise of the Repurchase Right or the conversion of the Notes into Common Stock to the extent that such gain or income is effectively connected with the conduct of a trade or business by the Non-United States Holder in the United States. Such Non-United States Holders will be required to provide withholding agents with a properly executed IRS Form W-8ECI. In addition, if the Non-United States Holder is a corporation, such holder may be subject to a United States federal branch profits tax at a 30% rate (or such lower rate as provided by an applicable United States income tax treaty) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments. A Non-United States Holder will not be considered to be engaged in a trade or business within the United States for United States federal income tax purposes solely by reason of holding the Notes.

Information Reporting and Backup Withholding

The Code and Treasury Regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest and proceeds paid by brokers to their customers. Payments made to United States Holders upon the exercise of the Repurchase Right or the conversion of the Notes are generally subject to information reporting unless the United States Holder is an exempt recipient, such as a corporation and certain tax-exempt organizations.

The "backup withholding" rules generally require payors to withhold tax from payments subject to information reporting if the recipient fails to furnish its correct taxpayer identification number to the payor or fails to certify that payments received by such United States Holder are not subject to backup withholding.  Under current law, the backup withholding tax rate is 28% for payments made on or before December 31, 2012 and 31% for payments made on or after January 1, 2013.  To satisfy these requirements and prevent backup withholding, United States Holders electing to exercise the Repurchase Right or convert the Notes should complete the Substitute IRS Form W-9 enclosed with the Letter of Transmittal and provide it to the Paying Agent. A United States Holder exempt from backup withholding and information reporting should so indicate in the Substitute IRS Form W-9.

If a non-United States Holder holds the Notes through the non-United States office of a non-United States related broker or financial institution, backup withholding and information reporting generally will not apply. Information reporting, and possibly backup withholding, may apply if the Notes are held by a non-United States Holder through a United States broker or financial institution or the United States office of a non-United States broker or financial institution and the non-United States Holder fails to provide appropriate information. To prevent backup withholding, non-United States Holders should (i) submit a properly completed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying under penalties of perjury to the holder's foreign status or (ii) otherwise establish an exemption. IRS Form W-8BEN or other applicable IRS Form W-8 may be obtained from the Paying Agent.

Certain holders (including, among others, corporations and certain foreign individuals) are exempt recipients not subject to backup withholding requirements. See the copy of the Substitute IRS Form W-9, Request for Taxpayer Identification Number and Certification, and the Guidelines for Certification of Taxpayer Identification Number on Substitute IRS Form W-9 enclosed with the Letter of Transmittal for additional information and instructions.

13. Additional Information. The Company is currently subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC. These reports and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Washington, D.C., 20549. Copies of these materials can be obtained from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges. These materials may also be accessed electronically by means of the SEC's home page on the Internet at www.sec.gov.

The documents listed below (as they may be amended from time to time) contain important information about the Company and its financial condition, which are hereby incorporated by reference into this Offer to Repurchase:

●	the Company's Annual Report on Form 20-F for the year ended December 31, 2011, filed with the SEC on March 15, 2012;

●	the Company's Current Reports on Form 6-K, filed on December 12, 2012 and December 21, 2012;

●
the Indenture dated as of December 23, 2010 for 7.25% Convertible Senior Notes Due 2017 filed as Exhibit 4.7 to the Company's Annual Report on Form 20-F for the year ended December 31, 2011, filed with the SEC on March 15, 2012; and

●
all documents the Company filed with (but not furnished to) the SEC pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Offer to Repurchase and prior to 5:00 p.m., New York City time, on the Repurchase Date.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. You should not assume that the information in this Offer to Repurchase or any of the documents referred to above is accurate as of any date other than that on the front cover of the applicable document.

14. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Repurchase Right.

15. Conflicts. In the event of any conflict between this Offer to Repurchase on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

ULTRAPETROL (BAHAMAS) LIMITED
December 21, 2012

SK 02351 0017 1342944 v4